Exhibit 10.27
FEATHERLITE, INC.
Highways 63 and 9
Cresco, Iowa 52136

March 10, 2006

James S. Wooley

420 Greenridge CT
Debary, FL 32713

Re: Bonus Agreement

Dear Jim:

As you know, Featherlite, Inc. (the “Company”) is exploring various business combination opportunities. We understand that this news may cause uncertainty and that any uncertainty about one’s employment future is always difficult. The Board of Directors wants you to know how important you are to the Company’s future and it has directed management to provide additional incentive to continue your employment with the Company as we seek business combination opportunities. The Compensation Committee and the Board of Directors have approved the following;

The specific terms of this retention offer are as follows:

1.
Stay Bonus. If you continue to serve as President of Featherlite Luxury Coaches until the earlier of (i) the date any Change of Control (as defined in paragraph 4 below) is completed and or until (ii) June 1, 2006 (the “Service Requirement”), which ever comes first, you will receive a Stay Bonus of $100,000, less applicable withholding.

2.	Payment. The Stay Bonus will be payable within five days after the Service Requirement is satisfied.

3.
Termination of Employment. If you are terminated by the Company prior to the satisfaction of the Service Requirement, other than for Cause, you will receive the Stay Bonus within five days after such termination. “Cause” is defined as any criminal or grossly negligent act that injures the reputation, business or performance of the Company; job-related acts of dishonesty, theft or misappropriation of property of the Company; or any violation of any confidentiality, non-compete or non-solicitation agreements to which you may be subject.

4.
Change of Control. For purposes of this Agreement, “Change of Control” shall mean a merger or consolidation to which the Company is a party, an acquisition by the Company involving the issuance of the Company’s securities as consideration for the acquired business, or any combination of fully closed and completed mergers, consolidations or acquisitions during any consecutive twenty-four (24) month period, if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger, consolidation, or acquisition (or prior to the effective date of the first of a combination of such transactions) have, immediately following the effective date of such merger, consolidation or acquisition (or following the effective date of the last of a combination of such transactions), beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving corporation for the election of directors of the surviving corporation.

5.
Confidentiality. The contents of this letter agreement are confidential and may only be disclosed to your legal advisers, spouse or significant other and your supervisor. Any violation of this provision may result in rescission of this offer.

6.	Employment Status. This letter agreement is not an employment agreement and your status as an employee will not change.

7.
Termination. This letter agreement shall terminate upon payment of the Stay Bonus in accordance with paragraphs 1, 2 or 3 or, if earlier, upon the termination of your employment for Cause, as defined above, provided that the release set forth in the following paragraph shall survive any termination of this agreement.

Specifically in consideration of this letter agreement and the rights to the Stay Bonus provided herein, you, for yourself and anyone who has or obtains legal rights or claims through you, do release, agree not to sue, and forever discharge the Company, its subsidiaries and divisions and its and their officers, directors, employees, representatives and affiliates, of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with the Company, or otherwise, and however originating or existing, from the beginning of time through December 31, 2005. This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, compensation, deferred compensation, vacation pay, paid time off, severance pay or benefits through December 31, 2005. This release does not apply to claims under the terms of this letter agreement or vested benefits under the Company’s benefit plans.

This release does not apply to any bonus or compensation plan for 2006 and beyond. Wooley is included in the Featherlite Executive bonus plan approved by the Compensation Committee and the Board of Directors for 2006 and beyond as long as he is Vice President of Featherlite, Inc. and President of Featherlite Luxury Coaches.

Sincerely,

FEATHERLITE, INC.

Date: March 10, 2006	By:	/s/ Conrad D. Clement

President and Chief Executive Officer

I have read, understand and agree to the terms and conditions of this Agreement.

FEATHERLITE LUXURY COACHES

Date: March 10, 2006	By:	/s/ James S. Wooley

President, Luxury Coach Divison Vice President, Featherlite, Inc.